Xtant Medical Reports Second Quarter 2017 Financial Results

Company Continues to Take Steps During Restructuring to Build for Future Growth

BELGRADE, Mont., August 9, 2017 (GLOBE NEWSWIRE) -- Xtant™ Medical Holdings, Inc. (NYSE American: XTNT), a leader in the development of regenerative medicine products and medical devices, today reported its financial results for the quarter ended June 30th, 2017. The Company reported Second Quarter 2017 revenue of approximately $21.4 million and an EBITDA loss of approximately ($2.1) million for the period.

Revenue

Consolidated second quarter 2017 revenue was approximately $21.4 million, a slight decrease compared to revenue of approximately $21.5 million for the same period of 2016.  The slight decrease was due to an 20.5% increase in biologic revenue offset by a 18.4% decrease in fixation revenue compared to second quarter 2016 revenue.

Gross Profit

Consolidated gross profit for the second quarter of 2017 was $13.5 million or 63.2% of revenues, compared to gross profit of $14.7 million or 68.5% of revenues for the first quarter of 2016. The decrease in gross margin was primarily due to lower fixation revenue and lower fixation product margin compared to prior periods.  In addition, the Company recorded a charge of approximately $304,000 for excessive wear and tear on fixation instruments and $159,000 for discarded biologics inventory about to expire.

Sales and Marketing Expenses

Consolidated second quarter 2017 sales and marketing expenses increased to $11.1 million, compared to sales and marketing expenses of $10.4 million during the same period in 2016. For the quarter, sales and marketing as a percentage of revenues increased to 52.0% compared to 48.6% in the second quarter of 2016. The increase was primarily driven by increased commissions from revenue derived from distributors who have higher contracted commissions rates.

General and Administrative Expenses

In the second quarter of 2017, consolidated general and administrative expenses increased to $4.5 million, compared to general and administrative expenses of $3.9 million for the same period during the prior year. As a percentage of revenues, general and administrative expenses were 21.1% during the period, compared to 18.2% for the same period of 2016.  The increase was primarily due to increased professional fees and a $214,000 charge for contributions to employee benefit plans. In addition, the Company incurred additional insurance expense of $142,000 compared to the second quarter of 2016.

Net Income / Loss

Second quarter 2017 consolidated net loss increased to ($9.7) million, compared to a net loss of ($4.5) million reported during the year-ago period. Second quarter 2017 consolidated loss per share was ($0.54), compared to a loss per share of ($0.37) in the second quarter of 2016.  The second quarter 2017 net loss includes approximately $1.5 million included in Other Expense for professional fees incurred in connection with the Company's potential restructuring and approximately $3.3 million of Interest Expense on the Company's debt instruments.

EBITDA

The Company defines earnings before interest, taxes, depreciation and amortization ("EBITDA") as net income/loss from operations before depreciation, amortization, impairment charges, non-recurring expenses and non-cash stock-based compensation. Consolidated EBITDA for the second quarter of 2017 was a loss of approximately ($2.1) million compared to a gain of $253,000 for the same period during 2016 due largely to the decrease in gross profit and increase in sales and marketing expenses noted above.

Financial Liquidity

Cash on hand as of June 30, 2017, was $1.7 million, as compared to $2.6 million as of December 31, 2016. Net working capital as of June 30, 2017, decreased to $17.9 million, as compared to $21.6 million as of December 31, 2016.

Conference Call to be Held August 10, 2017

An accompanying listen-only conference call will be hosted by Carl O'Connell, Chief Executive Officer, and John Gandolfo, Chief Financial Officer, to discuss the results. The call will be held at 10:00 AM ET, on August 10, 2017. Please refer to the information below for conference call dial-in information and webcast registration.

Conference date: August 10, 2017, 10:00 AM ET
Conference dial-in: 877-269-7756
International dial-in: 201-689-7817
Conference Call Name: Xtant Medical's Second Quarter 2017 Results Call
Webcast Registration: Click Here

Following the live call, a replay will be available on the Company's website, www.xtantmedical.com, under "Investor Info."

About Xtant™ Medical Holdings, Inc.

Xtant Medical Holdings, Inc. (NYSE MKT: XTNT) develops, manufactures and markets class-leading regenerative medicine products and medical devices for domestic and international markets. Xtant products serve the specialized needs of orthopedic and neurological surgeons, including orthobiologics for the promotion of bone healing, implants and instrumentation for the treatment of spinal disease, tissue grafts for the treatment of orthopedic disorders, and biologics to promote healing following cranial, and foot and ankle surgeries. With core competencies in both biologic and non-biologic surgical technologies, Xtant can leverage its resources to successfully compete in global neurological and orthopedic surgery markets. For further information, please visit www.xtantmedical.com.

Important Cautions Regarding Forward-looking Statements

This press release contains certain disclosures that may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to significant risks and uncertainties. Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "continue," "efforts," "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "strategy," "will," "goal," "target," "prospects," "potential," "optimistic," "confident," "likely," "probable" or similar expressions or the negative thereof. Statements of historical fact also may be deemed to be forward-looking statements. We caution that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others:  the ability to comply with covenants in the Company’s senior credit facility and to make deferred interest payments; the ability to maintain sufficient liquidity to fund operations; the ability to remain listed on the NYSE MKT; the ability to obtain financing on reasonable terms; the ability to increase revenue; the ability to continue as a going concern; the ability to maintain sufficient liquidity to fund operations; the ability to achieve expected results; the ability to remain competitive; government regulations; the ability to innovate and develop new products; the ability to obtain donor cadavers for products; the ability to engage and retain qualified technical personnel and members of the Company’s management team; the availability of Company facilities; government and third-party coverage and reimbursement for Company products; the ability to obtain regulatory approvals; the ability to successfully integrate recent and future business combinations or acquisitions; the ability to use net operating loss carry-forwards to offset future taxable income; the ability to deduct all or a portion of the interest payments on the notes for U.S. federal income tax purposes; the ability to service Company debt; product liability claims and other litigation to which we may be subjected; product recalls and defects; timing and results of clinical studies; the ability to obtain and protect Company intellectual property and proprietary rights; infringement and ownership of intellectual property; the ability to remain accredited with the American Association of Tissue Banks; influence by Company management; the ability to pay dividends; and the ability to issue preferred stock; and other factors.

Additional risk factors are listed in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors." The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

Contact:
CG CAPITAL
877.889.1972
investorrelations@cg.capital
cg.capital

XTANT MEDICAL HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue
Orthopedic product sales	$21,371,030	$21,311,322	$43,367,345	$42,119,357
Other revenue	37,130	150,248	123,484	319,548
Total Revenue	21,408,160	21,461,570	43,490,829	42,438,905

Cost of sales	7,880,639	6,758,071	14,438,241	13,635,338

Gross Profit	13,527,521	14,703,499	29,052,588	28,803,567

Operating Expenses
General and administrative	4,526,543	3,899,280	8,654,811	7,383,992
Sales and marketing	11,137,082	10,420,028	22,134,101	20,932,994
Research and development	640,045	783,897	1,338,680	1,683,472
Depreciation and amortization	1,469,603	1,216,696	2,750,568	2,425,030
Acquisition and integration related expenses	—	450,755	—	752,528
Separation related expenses	380,548	—	604,920	—
Non-cash consulting expense	91,857	55,296	236,580	110,592
Total Operating Expenses	18,245,678	16,825,952	35,719,660	33,288,608

Loss from Operations	(4,718,157)	(2,122,453)	(6,667,072)	(4,485,041)

Other Income (Expense)
Interest expense	(3,328,262)	(2,984,186)	(6,728,651)	(5,811,361)
Change in warrant derivative liability	(13,798)	477,639	156,233	496,329
Other income (expense)	(1,632,612)	166,425	(1,620,268)	(258,574)

Total Other Income (Expense)	(4,974,672)	(2,340,122)	(8,192,686)	(5,573,606)

Net Loss from Operations	$(9,692,829)	$(4,462,575)	$(14,859,758)	$(10,058,647)

Net loss per share:
Basic	$(0.54)	$(0.37)	$(0.82)	$(0.84)
Dilutive	$(0.54)	$(0.37)	$(0.82)	$(0.84)

Shares used in the computation:
Basic	18,092,603	12,101,356	18,012,959	11,999,478
Dilutive	18,092,603	12,101,356	18,012,959	11,999,478

XTANT MEDICAL HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of
	June 30,	As of
	2017	December 31,
	(unaudited)	2016
ASSETS
Current Assets:
Cash and cash equivalents	$1,664,543	$2,578,267
Trade accounts receivable, net of allowance for doubtful accounts of $1,923,287 and $1,653,385, respectively	15,847,142	18,991,872
Current inventories, net	24,932,155	26,266,457
Prepaid and other current assets	831,239	1,149,615
Total current assets	43,275,079	48,986,211

Non-current inventories, net	641,124	971,854
Property and equipment, net	14,037,043	15,840,730
Goodwill	41,534,626	41,534,626
Intangible assets, net	33,672,915	35,940,810
Other assets	1,133,331	827,374

Total Assets	$134,294,118	$144,101,605

LIABILITIES & STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$8,446,454	$10,471,944
Accounts payable - related party	291,785	640,442
Revolving line of credit	—	10,448,283
Accrued liabilities	11,627,528	8,982,187
Warrant derivative liability	177,380	333,613
Current portion of capital lease obligations	302,064	244,847
Total current liabilities	20,845,211	31,121,316

Long-term Liabilities:
Capital lease obligation, less current portion	747,000	832,152
Long-term convertible debt, less issuance costs	70,708,939	68,937,247
Long-term debt, less issuance costs	63,285,428	50,284,187
Total Liabilities	155,586,578	151,174,902

Commitments and Contingencies
Stockholders’ Deficit:
Preferred stock, $0.000001 par value; 5,000,000 shares authorized; no shares issued and Outstanding	—	—
Common stock, $0.000001 par value; 95,000,000 shares authorized; 18,092,603 shares issued and outstanding as of June 30, 2017 and 17,249,315 shares issued and outstanding as of December 31, 2016	18	17
Additional paid-in capital	86,101,803	85,461,210
Accumulated deficit	(107,394,281)	(92,534,524)
Total Stockholders’ Deficit	(21,292,460)	(7,073,297)

Total Liabilities & Stockholders’ Deficit	$134,294,118	$144,101,605

XTANT MEDICAL HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2017	2016
Operating activities:
Net loss	$(14,859,758)	$(10,058,647)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,029,851	3,649,361
Non-cash interest	6,211,365	2,541,890
Loss on disposal of fixed assets	878,251	—
Non-cash consulting expense/stock option expense	397,174	271,374
Provision for losses on accounts receivable and inventory	538,890	432,781
Change in derivative warrant liability	(156,233)	(496,329)
Changes in operating assets and liabilities:
Accounts receivable	2,544,399	207,934
Inventories	1,726,473	(2,673,670)
Prepaid and other assets	12,417	(708,693)
Accounts payable	(2,374,147)	3,652,113
Accrued liabilities	63,235	(4,568,572)
Net cash used in operating activities	(988,083)	(7,750,458)

Investing activities:
Purchases of property and equipment and intangible assets	(836,517)	(4,369,562)
Net cash used in investing activities	(836,517)	(4,369,562)

Financing activities:
Proceeds from long-term debt	11,387,094	—
Payments on capital leases	(27,935)	(49,428)
Proceeds from the issuance of Convertible Debt	—	2,238,166
Proceeds from Revolving Line of Credit	—	5,480,671
Payments on Revolving Line of Credit	(10,448,283)	—
Net proceeds from issuance of stock	—	300,000
Net cash provided by financing activities	910,876	7,969,409

Net change in cash and cash equivalents	(913,724)	(4,150,611)

Cash and cash equivalents at beginning of period	2,578,267	6,368,016
Cash and cash equivalents at end of period	$1,664,543	$2,217,405

XTANT MEDICAL HOLDINGS, INC.

Calculation of Consolidated EBITDA for the Periods Ended June 30, 2017 and 2016

	(Unaudited)
	For the three months ended June 30,		For the six months ended June 30,
	2017	2016	2017	2016
Net Loss	(9,692,829)	(4,462,575)	(14,859,758)	(10,058,647)

Tax (Benefit) Provision	—	—	—	—
Other (Income) Expense	1,632,612	(166,426)	1,620,268	258,574
Change in warrant derivative liability	13,798	(477,639)	(156,233)	(496,329)
Interest expense	3,328,262	2,984,186	6,728,651	5,811,361
Separation related expenses	380,548	—	604,920	—
Acquisition and Integration related expenses	—	450,756	—	752,529
Non-Cash Compensation	91,857	55,296	236,580	110,592
Depreciation & Amortization	2,168,104	1,869,375	4,239,441	3,649,361
EBITDA Gain (Loss)	(2,077,648)	252,973	(1,586,131)	27,441